FOR IMMEDIATE RELEASE	NEWS
August 4, 2011	NYSE: NGS
NGS Reports Year-over-Year Increases in Revenue and Net Income
16 cents per diluted share earnings in the Second Quarter of 2011

MIDLAND, Texas August 4, 2011 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and six months ended June 30, 2011.

Revenue: Total revenue increased from $11.9 million to $13.8 million, or 15.9%, for the three months ended June 30, 2011, compared to the same period ended June 30, 2010. This was primarily the result of an increase in total sales revenue and rental revenue of 7% and 17%, respectively. Sequentially, rental revenues continued to grow but total revenues declined from $15.1 million primarily as a result of a large one-time parts sale in the first quarter of 2011 and a one-time adjustment to sales revenues. Additionally, projected compressor sales for the second quarter of 2011 were delayed into the third quarter of this year due to extensive design changes desired by a customer on a proprietary project.

Gross Margins: The overall gross margin percentage increased to 59% for the three months ended June 30, 2011, from 57% for the same period ended June 30, 2010. This increase is primarily the result of an increase in margins on flare sales, which were a larger component of total sales in the second quarter of 2011 compare to 2010. Sequentially, gross margins rose from 53% to 59% primarily due to the higher margin flare sales component and a mix shift from a lower compressor sales contribution relative to rentals in the second quarter.

Operating Income: Operating income for the three months ended June 30, 2011 was $3.2 million, up 33% from the comparative prior year's level of $2.4 million. This increase was primarily driven by higher year-over-year revenues, particularly in rental revenues. Sequentially, operating income fell slightly from 3.3 million to 3.2 million due to the one-time differences between quarters, although margins increased from 22% to 23% of revenue.

Income Tax Expense: The effective tax rate for the three months ended June 30, 2011 was 38%, up from the 36% for the three months ended June 30, 2010. The rate was driven higher primarily due to offsetting tax deductions between the domestic manufacturing tax allowance relative to increased depreciation.

Net Income: Net income for the three months ended June 30, 2011 increased 33% to $2.0 million, when compared to net income of $1.5 million for the same period in 2010. Net income margins for the six months ended June 30, 2011 increased to 16% from 12% for the six months ended June 30, 2010. This increase was mainly the result of increased revenue from compressor sales, flare sales and rentals. Net income decreased in sequential quarters from $2.5 million, or 17% of revenue, to $2.0 million, or 15% of revenue, due to the aforementioned quarterly variations and a $640,000 gain on the sale of our former headquarters in the first quarter of 2011.

Earnings per share: Comparing the six months of 2010 versus 2011, earnings per diluted share improved from 24 cents to 37 cents, or 54%. Earnings decreased 20% per share, from 20 cents to 16 cents, between sequential quarters. The period ended March 31, 2011 included a gain on the sale of our former headquarters and manufacturing facility.

EBITDA: EBITDA increased 24.1% to $6.7 million, or 49% of revenue for the three months ended June 30, 2011 versus $5.4 million or 45% of revenue for the same three months ended June 30, 2010. EBITDA margins in sequential quarters remained at 49%. Please see discussion of Non-GAAP measures in this release.

Cash flow: At June 30, 2011, cash and cash equivalents were approximately $16.9 million; working capital was $35.8 million with a total debt level of $2.0 million, all of which was classified as current. Positive net cash flow from operating activities was approximately $16.0 million during the first six months of 2011 compared to $15.0 million for the same period in 2010.

Commenting on 2011 results, Stephen C. Taylor, President and CEO, said:

“In spite of a relatively weak gas market we are encouraged by the underlying growth we are experiencing in our business. Rental revenues continue to grow at a good clip, 7% this quarter alone, and fleet utilization has increased to 72%. Our sales business, although always variable on a quarterly basis, is also firming up. We had some delays of sales in the current quarter due to customer design changes, but those sales are still on track and will be recognized in the third quarter of this year. Our backlog is growing and inquiry levels are up. Industry commodity and competitive pricing continue as headwinds, but we have regained our market share position to where we were in 2008. We continue to operate in a very competitive market, but we are well positioned in the areas we serve, are moving into new ones and continue to have excellent liquidity and cash-generating ability that enables us to take advantage of opportunities as they present themselves.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended June 30, 2011 and 2010.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended June 30,				Three months ended June 30,
	2010		2011		2010		2011
	(dollars in thousands)
Sales	$1,779	15%	$1,901	14%	$642	36%	$1,263	66%
Rental	9,902	83%	11,601	84%	6,110	62%	6,692	58%
Service & Maintenance	220	2%	256	2%	68	31%	163	64%
Total	$11,901		$13,758		$6,820	57%	$8,118	59%
(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income.

The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(dollars in thousands)
	2010	2011	2010	2011
Net income	$1,544	$2,008	$2,908	$4,505
Interest expense	53	28	127	37
Provision for income taxes	862	1,231	1,630	2,762
Depreciation and amortization	2,905	3,434	5,779	6,725
EBITDA	$5,364	$6,701	$10,444	$14,029
Other operating expenses	1,522	1,462	3,020	2,848
Other income	(66)	(45)	(43)	(753)
Gross margin	$6,820	$8,118	$13,421	$16,124

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance. As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, August 4, 2011 at 10:00 a.m. Central (11:00 a.m. Eastern). Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2011.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Modesta Idiaquez, Investor Relations
(432) 262-2700 modesta.idiaquez@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	December 31,	June 30,
ASSETS	2010	2011
Current Assets:
Cash and cash equivalents	$19,137	$16,861
Trade accounts receivable, net of allowance for doubtful accounts of $171 and $212, respectively	5,279	4,780
Inventory, net of allowance for obsolescence of $250 and $785, respectively	21,489	22,765
Prepaid income taxes	2,103	273
Prepaid expenses and other	330	405
Total current assets	48,338	45,084
Rental equipment, net of accumulated depreciation of $44,245 and $50,135, respectively	120,755	133,715
Property and equipment, net of accumulated depreciation of $7,899 and $7,941, respectively	7,149	6,746
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,757 and $1,846, respectively	2,461	2,371
Other assets	27	27
Total assets	$188,769	$197,982
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$2,000	$2,000
Accounts payable	3,364	2,651
Accrued liabilities	2,151	3,120
Current income tax liability	—	29
Deferred income	389	1,515
Total current liabilities	7,904	9,315
Deferred income tax payable	29,746	32,394
Other long-term liabilities	528	528
Total liabilities	38,178	42,237
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,148 and 12,179 shares issued and outstanding, respectively	122	122
Additional paid-in capital	86,034	86,683
Retained earnings	64,435	68,940
Total stockholders' equity	150,591	155,745
Total liabilities and stockholders' equity	$188,769	$197,982

NATURAL GAS SERVICES GROUP, INC. INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2011	2010	2011
Revenue:
Sales, net	$1,779	$1,901	$3,241	$5,778
Rental income	9,902	11,601	19,777	22,482
Service and maintenance income	220	256	433	552
Total revenue	11,901	13,758	23,451	28,812
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	1,137	638	2,128	3,186
Cost of rentals, exclusive of depreciation stated separately below	3,792	4,909	7,596	9,271
Cost of service and maintenance, exclusive of depreciation stated separately below	152	93	306	231
Selling, general, and administrative expense	1,522	1,462	3,020	2,848
Depreciation and amortization	2,905	3,434	5,779	6,725
Total operating costs and expenses	9,508	10,536	18,829	22,261
Operating income	2,393	3,222	4,622	6,551
Other income (expense):
Interest expense	(53)	(28)	(127)	(37)
Other income (expense)	66	45	43	753
Total other income (expense)	13	17	(84)	716
Income before provision for income taxes	2,406	3,239	4,538	7,267
Provision for income taxes	862	1,231	1,630	2,762
Net income	$1,544	$2,008	$2,908	$4,505
Earnings per share:
Basic	$0.13	$0.16	$0.24	$0.37
Diluted	$0.13	$0.16	$0.24	$0.37
Weighted average shares outstanding:
Basic	12,104	12,179	12,103	12,157
Diluted	12,205	12,288	12,203	12,265

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Six months ended
	June 30,
	2010	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,908	$4,505
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,779	6,725
Deferred taxes	863	2,649
Stock options and restricted stock expense	592	450
Gain on disposal of assets	(36)	(702)
Changes in current assets and liabilities:
Trade accounts receivables, net	4,100	499
Inventory, net	946	(1,265)
Prepaid income taxes and prepaid expenses	(1,186)	1,755
Accounts payable and accrued liabilities	144	256
Current income tax liability	767	29
Deferred income	82	1,126
Other	(7)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,952	16,027
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,030)	(19,481)
Proceeds from sale of property and equipment	36	980
NET CASH USED IN INVESTING ACTIVITIES	(5,994)	(18,501)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	(7)	—
Repayments of long-term debt	(1,690)	—
Repayments of line of credit	(6,500)	—
Proceeds from exercise of stock options	53	198
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(8,144)	198
NET CHANGE IN CASH	814	(2,276)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	23,017	19,137
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$23,831	$16,861
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$157	$43
Income taxes paid	$1,118	$—
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$225	$—